EXHIBIT (f)(ii)

Announcement Entitled

“QTC Board appointments”

QUEENSLAND TREASURE CORPORATION MARKET ANNOUNCEMENT

QUEENSLAND TREASURY CORPORATION MARKET ANNOUNCEMENT 15 FEBRUARY 2013

QTC Board appointments The Hon. Tim Nicholls MP, Treasurer of Queensland and Minister for Trade today announced the appointment of two new QTC Board members—Ms Tonianne Dwyer and Mr Stephen Bizzell—effective Thursday, 14 February 2013. These appointments follow the retirement of Shauna Tomkins and Marian Micalizzi effective 31 January 2013.

The Board and I acknowledge the significant contributions from both Shauna and Marian during their tenures as QTC Board members. We pay tribute to their 12-year service and thank them for their considerable involvement and support to the organisation during this time. I would like to congratulate Tonianne and Stephen on their appointments and welcome them to the QTC Board.

Regards Gerard Bradley Chairman Queensland Treasury Corporation Ms Tonianne Dwyer is a lawyer with a career in investment and finance. Ms Dwyer spent 17 years in investment banking, gaining experience across broad sectors. Ms Dwyer worked for the Department of Health in the United Kingdom and has also held roles with Harnbros Bank Limited (leading teams on public private partnership bids) and Quintain Estates & Development Pty Ltd (a listed United Kingdom property company comprising funds management, investment and urban regeneration). Ms Dwyer also currently holds directorships on DEXUS Property Group, DEXUS Wholesale Property Fund and Cardno Limited. Mr Stephen Bizzell is an experienced company director with skills in accounting, finance, risk management and commercial management. Mr Bizzell has over 14 years’ corporate finance and public company management experience in the resources sector in Australia and Canada with various public companies. Mr Bizzell is Chairman of boutique investment banking and funds management group Bizzell Capital Partners Pty Ltd. Mr Bizzell currently holds company directorships on a number of boards including Renison Consolidated Mines NL (Chairman), Armour Energy Ltd, Dart Energy Ltd, Hot Rock Limited and Stanmore Coal Limited. Note: This Announcement is hereby incorporated by reference into the disclosure documents for QTC’s funding facilities, including the domestic A$ Bond Information Memorandum dated 18 January 2013.

QUEENSLAND TREASURY CORPORATION GPO 1096 BRISBANE QLD 4001 T: +61 7 3842 4600 F: +61 7 3221 2410 QTC.QLD.GOV.AU 1